------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  Murphy         William             M.     |    Correctional Properties Trust "CPV"       |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |   X  Director          10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  ----               ---              |
|                                            |    Person, if an Entity |                    |      Officer (give     Other (Specify|
|           3300 PGA Boulevard               |    (Voluntary)          |       03/99        |  ----         title ---        below)|
|         Gardens Plaza, Suite 430           |                         |                    |               below                  |
|--------------------------------------------|                         |--------------------|        Vice President, CFO,          |
|                (Street)                    |                         | 5. If Amendment,   |         Secretary & Treasurer        |
|                                            |                         |    Date of Original|--------------------------------------|
| Palm Beach Gardens, FL             33410   |                         |    (Month/Year)    |7. Individual or Joint/Group Filing   |
|--------------------------------------------|----------------------------------------------|   (Check applicable line)            |
| (City)           (State)           (Zip)   |                                              |                                      |
|                                            |                                              |     X   Form Filed by One            |
|                                            |                                              |   ----- Reporting Person             |
|                                            |                                              |         Form Filed by More Than      |
|                                            |                                              |   ----- One Reporting Person         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security  |2. Transaction    |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)         |   Date           |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                      |   (Month/Day     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                      |      Year)       |              |                            |   End of Month    |   Direct    |   Benefi-|
|                      |                  |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                      |                  |--------------|--------------------------- |                   |   Indirect  |   Owner- |
|                      |                  |Code    V     |    Amount  | A) or | Price |                   |   (I)       |   ship   |
|                      |                  |              |            | D)    |       |                   |   (Instr. 4)|   (Instr.|
|                      |                  |              |            |       |       |                   |             |   4)     |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
| Common Shares of     |    3/22/99       | P     --     |  100 shs.  | A     |$15 1/2|  100 shs.         |     I       |    (1)   |
|  Beneficial Interest,|                  |              |            |       |       |                   |             |          |
|  par value $.001 per |                  |              |            |       |       |                   |             |          |
|  share               |                  |              |            |       |       |                   |             |          |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
| Common Shares of     |                  |              |            |       |       |                   |             |          |
|  Beneficial Interest,|                  |              |            |       |       |2,500 shs.         |     D       |    N/A   |
|  par value $.001 per |                  |              |            |       |       |                   |             |          |
|  share               |                  |              |            |       |       |                   |             |          |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
|                      |                  |              |            |       |       |                   |             |          |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
|                      |                  |              |            |       |       |                   |             |          |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
|                      |                  |              |            |       |       |                   |             |          |
|----------------------|------------------|--------------|------------|-------|-------|-------------------|-------------|----------|
|                      |                  |              |            |       |       |                   |             |          |
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v),
Reminder: Report on a Separate line for each class of securities beneficially owned directly or indirectly.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |  5. Number of  |  6. Date Exer- | 7. Title and Amount | 8. Price    |
|   Security            |     sion or  |   action |   action |    Derivative  |     cisable and|    of Underlying    |     of      |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |     Expiration |    Securities       |    Deriv-   |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|     Date       |   (Instr. 3 and 4)  |    ative    |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                     |    Secur-   |
|                       |              |   Year)  |          |    4, and 5)   |     Year       |                     |    ity      |
|                       |              |          |          |                |----------------|---------------------|   (Instr. 5)|
|                       |              |          |          |                | Date   |Expira-|          | Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title   | Number of|             |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |          | Shares   |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|----------|-------------|
| Options               | $20/share    |    --    |  -- | -- |   --   |  --   | 4/28/98|4/28/08|Common    |5,000 shs.|     --      |
|                       |              |          |     |    |        |       |        |       |Shares of |          |             |
|                       |              |          |     |    |        |       |        |       |Beneficial|          |             |
|                       |              |          |     |    |        |       |        |       |Interest  |          |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|----------|-------------|
| Options               | $17 5/16 sh. |    --    |  -- | -- |   --   |  --   | 1/21/99|1/21/07|Common    |2,000 shs.|             |
|                       |              |          |     |    |        |       |        |       |Shares of |          |             |
|                       |              |          |     |    |        |       |        |       |Beneficial|          |             |
|                       |              |          |     |    |        |       |        |       |Interest  |          |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|----------|-------------|
|                       |              |          |     |    |        |       |        |       |          |          |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|----------|-------------|
|                       |              |          |     |    |        |       |        |       |          |          |             |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|    7,000            |              D                |        -NA-          |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses: (1) These shares are held in trust for the benefit of Mr. Murphy's daughter, Kerri Murphy, and
                              Mr. Murphy disclaims beneficial ownership
                              thereof.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ William M. Murphy          4/9/99
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             -------------------------------    -------
                                                                                          **Signature of Reporting Person(1)  Date
                                                                                            William M. Murphy

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

